Exhibit 5.1

STEVENS & LEE
 LAWYERS & CONSULTANTS

July 20, 2004

Board of Directors
Franklin Financial Services Corporation
20 South Main Street
P.O. Box 6010
Chambersburg, Pennsylvania 17201-0819

        Re: Employee Stock Purchase Plan of 2004

Ladies and Gentlemen:

        In connection with proposed issuance of up to 200,000 shares of common stock, $1.00 par value (the "Common Stock"), by Franklin Financial Services Corporation (the "Company") pursuant to the Franklin Financial Services Corporation Employee Stock Purchase Plan of 2004 (the "Plan"), covered by the Company's Registration Statement on Form S-8 filed on or about this date (the "Registration Statement"), we, as counsel to the Company, have reviewed:

  (1)
  the Pennsylvania Business Corporation Law of 1988, as amended;

  (2)
  the Company's Articles of Incorporation;

  (3)
  the Company's Bylaws;

  (4)
  the Registration Statement;

  (5)
  a copy of a form of Common Stock certificate;

  (6)
  resolutions adopted by the Company's Board of Directors on July 8, 2004 authorizing the issuance of Common Stock under the Plan; and

  (7)
  the Plan.

        Based upon our review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plan, will be legally issued by the Company, fully paid, and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Stevens & Lee
STEVENS & LEE

Philadelphia    •    Reading    •    Valley Forge    •    Lehigh Valley    •    Harrisburg    •    Lancaster
Scranton    •    Wilkes-Barre    •    Princeton, NJ    •    Cherry Hill, NJ    •    Wilmington, DE